Exhibit 99.4

CAPITAL LODGING

CHARTER OF THE NOMINATING

AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF TRUSTEES

OF CAPITAL LODGING

                     , 2004

I.	Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Trustees (“Board”) of Capital Lodging (the “Company”) is appointed by, and generally acts on behalf, of the Board. The Committee’s purposes shall be:

A.	To recommend to the Board the structure and operations of the Board, including recommendations regarding the following: the number of regularly scheduled meetings of the Board, the size and composition of the Board, the size and composition of each standing committee of the Board and the compensation of the members of the Board for service as a trustee or as a member of any committee of the Board;

B.	To identify individuals qualified to serve as members of the Board, to identify and recommend one member of the Board to serve as Chairperson of the Board, and to select, or recommend that the Board select, the trustee nominees for the next annual meeting of shareholders and to fill vacancies;

C.	To recommend to the Board the trustee nominees for appointment to each Board committee;

D.	To oversee the annual performance evaluation of the Board, each Board member and of management and of the performance of other Board committees;

E.	To develop and recommend to the Board for adoption a set of corporate governance guidelines applicable to the Company, to oversee the implementation of the corporate governance guidelines and to review the such guidelines annually;

F.	To prepare and submit reports to the Board (at least annually) regarding all actions taken by the Committee pursuant to this charter; and

G.	To make delegations of authority and responsibilities as the Committee deems necessary and proper and to review such delegations.

II.	Membership

A.	The Committee shall be composed of three or more independent trustees as designated by the full Board. All members of the Committee must be independent. Members of the Committee shall remain knowledgeable on governance issues and stay current in corporate governance matters. A quorum of the Committee is equal to one-third of the entire number of Board members, but shall be no fewer than two persons.

B.	The members of the Committee shall be designated and approved by a majority of the whole Board and shall serve for one-year terms. The Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson of the Committee. The members of the Committee shall serve until their resignation, removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent trustees of the full Board then in office.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than two times per year. A majority of the members of the Committee shall constitute a quorum.

B.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

C.	The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation or New York Stock Exchange (NYSE) listing standard to be exercised by the Committee as a whole.

D.	The Committee may request that any trustees, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any committee meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the By-laws of the Company and this Charter.

F.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

G.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

IV.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	Board Size and Composition

1.	Consider and recommend to the Board the appropriate size, function, and needs of the Board, taking into account that the Board as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge and other experience useful to the effective oversight of the Company’s business. The Committee will review annually the appropriate skills and characteristics required of Board members in light of the then current composition of the Board. This assessment includes considerations of (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) public company experience; (vii) business strategy; (viii) understanding of real estate transactions; (ix) corporate governance; and (x) risk management. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.

2.	Actively seek individuals qualified to become Board members and maintain an active file of suitable candidates for consideration as nominees to the Board.

3.	Recommend to the Board one member of the Board to serve as Chairperson of the Board. The trustee who is appointed Chairperson in accordance with the preceding sentence is appointed on an annual basis by at least a majority of the remaining trustees.

4.	Have the sole authority, and necessary funding, to retain, set compensation and retention terms for, and terminate any search firm to be used to identify trustee candidates.

5.	Evaluate and recommend to the Board the slate of nominees for trustees to be elected by the shareholders at the Company’s next annual meeting of shareholders and, where applicable, to fill vacancies. Recommendations by the Committee should include a review by the Committee of the performance and contribution of fellow trustees, as well as the qualifications of new nominees.

B.	Board Committees

1.	Recommend to the Board the responsibilities of the Board committees, including each committee’s structure, operations, and authority to delegate to subcommittees.

2.	Form and delegate authority to subcommittees comprised entirely of independent trustees when appropriate.

3.	Evaluate and recommend to the Board those trustees to be appointed to the various Board committees, including the persons recommended to serve as chairperson of each committee. Recommendations should consider: (i) the qualifications for membership on each committee; (ii) committee member appointment and removal and (iii) the number of boards and other committees on which each trustee serves.

C.	Evaluation of the Board and Board Committees

1.	Oversee the annual evaluation of the Board and the other Board committees, including the individual members of the Board and the other Board committees, taking into account the factors set forth in Exhibit A hereto, and deliver reports to the Board setting forth the results of such evaluations.

2.	Annually review and assess the performance of each of the Board committees and each Board member and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including, whether the number of meetings were adequate for each committee to complete its work. The Committee shall annually review its own performance.

D.	General Corporate Governance Matters

1.	Periodically review and assess the adequacy of the Company’s Corporate Governance Guidelines and recommend any changes to the Board for its approval and adoption.

2.	Recommend general matters for consideration by the Board, including but not limited to: (i) the structure of Board meetings, including recommendations for the improvement of such meetings, and the timeliness and adequacy of the information provided to the Board prior to such meetings; (ii) policies regarding the number of other boards on which a trustee may serve; (iii) trustee orientation and training; and (iv) the functions of the Company’s senior executives and the outside board positions of such executives.

3.	Review annually the compensation of non-employee trustees and the principles upon which such compensation is determined.

4.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

5.	Perform any other activities consistent with this Charter, the Company’s Declaration of Trust, as amended, the Company’s By-laws, as amended, and governing law, as the Committee or the Board deems necessary or appropriate.

EXHIBIT A

Criteria for the Evaluation

of Individual Trustee Performance

1.	Representation of Shareholders. Clearly recognizes the role of a trustee to represent the interests of shareholders. Understands the difference between the function of the Board and that of Company management.

2.	Judgment and Knowledge. Demonstrates judgment and ability to assess Company strategy, business plans, management evaluation, and other key issues. Demonstrates competency in at least one of the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) public company experience; (vii) business strategy; (viii) understanding of real estate transactions; (ix) corporate governance; and (x) risk management.

3.	Meaningful Participation. Actively participates in the Board’s decision-making process and is willing to make tough decisions. Demonstrates diligence and faithfulness in attending Board and committee meetings.

4.	Communications. Communicates freely with other Board members and with Company management. Serves as a good sounding board for other trustees, the Chairman and the Chief Executive Officer. Willing to challenge fellow trustees, the Chairman and the Chief Executive Officer. Asks insightful questions and raises thought-provoking perspectives. Willing to hold management accountable for performance and results. Finds the proper balance between dominating Board deliberations and making no contribution at all.

5.	Suitability. Understands the Company’s short- and long-term goals and objectives. Understands the Company’s business and its competitors. Cooperates with the Company’s management and employees, when applicable, regarding requests for information in completing public filings or responding to regulatory inquiries. Demonstrates no material conflict of interest in serving on the Board. Satisfies applicable requirements for “independence” as set forth in the Company’s Corporate Governance Guidelines.

6.	Expertise. Fulfills specific Board needs. Makes individual expertise available to the Board. Draws on relevant experience in addressing issues facing the Company. Willing to respond to appropriate request of the Chairman or Chief Executive Officer outside of Board meetings for advice and support.

7.

Vision and Leadership. Understands Company philosophy and strategy. Oriented toward the future, and sensitive to future direction of industry. Fulfills legal and fiduciary responsibilities. Supports the Company’s mission and values and is open, honest and direct. Makes appropriate time commitment for Board service.

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Evidences ability to think through who the management of the Company should consist of and what they should do.

8.	Professional Status. Maintains standing and reputation in the business, professional and social communities in which the trustee operates. Appropriately represents the Company in all such communities.

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